Exhibit 4.2
FORM OF NON-QUALIFIED STOCK OPTION AWARD
APPLIED DIGITAL SOLUTIONS, INC.
Name of Option Recipient:
     On                                                                  , the Company awarded you a stock option. You were granted an option to buy                                             shares of the Common Stock at the price of $                                            per Share on or after                                            , and on or before                                            .
     IMPORTANT: By signing below, you agree to be bound by, and acknowledge receipt of, the attached Terms and Conditions of this Non-Qualified Stock Option Award. Furthermore, although this option is not being awarded to you pursuant to the Applied Digital Solutions, Inc., 2003 Flexible Stock Plan (the “Plan”), the rules and terms of the Plan shall be incorporated herein and apply to your option as if it were being granted under the Plan (except to the extent the Plan conflicts with this letter, in which case, this letter shall govern).

APPLIED DIGITAL SOLUTIONS, INC.

Read and agreed to this
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